UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2011

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 11, 2011, Odyssey Marine Exploration, Inc. executed an agreement with Galt Resources, LLC under which Galt will have the right to participate in the net proceeds, if any, from one of Odyssey’s projects to be chosen by Galt before the end of 2011. Under the terms of the agreement, Galt has the right to receive half the net proceeds from the selected project until Galt has received their initial investment and three times the amount of their initial investment. Thereafter, Galt will receive a residual 1% of net proceeds for each $1 million invested with respect to the selected project up to a maximum $10 million. The return to Galt is based solely on the net proceeds, if any, from one project. Thus far, Odyssey has received $5.6 million from Galt under this agreement and may receive up to a maximum of $10 million with the approval of both parties. Net proceeds under the agreement are all proceeds to Odyssey after any amounts payable to governments or other priority claimants and after direct selling expenses not to exceed 10%.

Galt is managed by JCM Marine Ventures, LLC, a company founded and controlled by John Morris, a consultant to Odyssey. Morris co-founded Odyssey and served as Odyssey’s CEO until he retired from Odyssey’s management team in 2008. He organized JCM Marine Ventures and Galt to leverage the extensive experience he has gained in financing deep-ocean exploration projects during the past 25 years.

Item 8.01.	Other Events.

On February 17, 2011, Odyssey issued a press release announcing the shipwreck project agreement with Galt. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

99.1 Press Release issued by Odyssey on February 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: February 17, 2011	By:	/s/ Michael J. Holmes
Michael J. Holmes
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Odyssey on February 17, 2011.